BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

July 20, 2021

BNY Mellon Short-Intermediate Municipal Bond Fund

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective July 30, 2021, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Short-Intermediate Municipal Bond Fund (the "Fund"), as follows:

Until July 30, 2022, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of its classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.39%. On or after July 30, 2022, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to July 30, 2022, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto
                                                          James Bitetto

          Secretary

Accepted and Agreed To:

BNY MELLON SHORT-INTERMEDIATE MUNICIPAL BOND FUND

By: /s/ James Windels

         James Windels
         Treasurer